As filed with the Securities and Exchange Commission on January 16, 2002
                                                     Registration No. 333-34705



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         Post-Effective Amendment No. 1
                                       to
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                               CONVERA CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                        7372                    54-1987541
(State or other jurisdiction       (Primary Standard           (I.R.S. Employer
    of incorporation or         Industrial Classification       Identification
       organization)                   Code Number)                 Number)


                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                                   Marc Martin
                  Vice President, General Counsel and Secretary
                               Convera Corporation
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:
                               Peter DiIorio, Esq.
                       Heller Ehrman White & McAuliffe LLP
                              120 West 45th Street
                            New York, New York 10036
                                 (212) 832-8300


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

         CONVERA CORPORATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL CONVERA CORPORATION SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                  Subject to Completion, dated January 16, 2002

                                   PROSPECTUS

                               CONVERA CORPORATION

                                    2,000,000

                             SHARES OF COMMON STOCK


         The shares covered by this prospectus are intended to cover shares of our Class A common stock that Allen & Company Incorporated, as a registered securities broker-dealer, may sell from time to time solely as a market maker in the National Association of Securities Dealers Inc. Automated Quotation system from among shares of our common stock that Allen & Company has purchased as a Nasdaq market maker from persons other than us. We will not receive any proceeds from the sale of the shares by Allen & Company.

         Our common stock trades on the Nasdaq National Market under the symbol "CNVR". On January 15, 2002 the closing price for our common stock, as reported on the Nasdaq National Market, was $4.50 per share.

         Beginning on page 3, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         In this prospectus, the "Company", "CNVR", "we", "us" and "our" refer to Convera Corporation.

                    This prospectus is dated January 16, 2002

                               SUMMARY INFORMATION

         Forward looking statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A number of risks and uncertainties, including those discussed under the caption "Risk Factors" below and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

         Convera, the company formed in December 2000 when Excalibur Technologies Corporation combined with Intel Corporation's Interactive Media Services division, is a leading provider of information infrastructure software products that enable enterprises and government agencies to access, organize and utilize unstructured information, including text, images and video. Convera serves nearly 750 customers in 29 countries from its offices throughout the U.S. and Europe.

                                  RISK FACTORS

         You should carefully consider the following and other information contained in this prospectus before making an investment decision. If any of the events or circumstances described in the following risk factors actually occurs, our business, financial condition, or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

         You should consider carefully whether an investment in Convera is an appropriate investment for you. We do not intend to issue any dividends in the foreseeable future, so the only purpose of investment in Convera's shares is to enjoy a potential increase in the shares' value. Because of the risks mentioned here, and other risks not mentioned specifically here, it is possible that Convera's shares will decline in value in the future.

We have had a history of operating losses and may incur future losses.

         We believe that our future profitability will depend on our ability to effectively market existing and newly-developed software products through a balanced multi-channel distribution network. We cannot assure you that our costs to develop, introduce and promote enhanced or new products will not exceed our expectations, or that these products will generate revenues sufficient to offset these expenses. We have operated at a loss for each of the past three fiscal years. These losses reflect our expenditures associated with building a sales and marketing organization to sell new software products and further developing software products during these years. We plan to continue to invest in these programs and, accordingly, we cannot assure you that our operating losses will not continue in the future.

We experience quarterly fluctuations in our operating results, which may adversely affect our stock price.

         Our quarterly operating results have varied substantially in the past and are likely to vary substantially from quarter to quarter in the future, due to a variety of factors including the following:

o        seasonality of individual customer buying patterns;

o        the size and timing of individual transactions;

o        the delay or deferral of customer implementations;

o        the budget cycles of our customers;

o the timing of new software introductions and software enhancements by us and our competitors; and

o        the mix of sales by products.

In particular, our period-to-period operating results have historically been significantly dependent upon the timing of the closing of significant license agreements. Because purchasing our products often requires significant capital investment, our customers may defer or decide not to make their purchases. This means our sales can involve long sales cycles of six months or more. We have generally recorded a significant portion of our total quarterly license fee revenues in the third month of a quarter, with a concentration of these revenues occurring in the last half of that third month. This is in part because our customers tend to make significant capital expenditures at the end of a fiscal quarter. We expect these revenue patterns to continue.

         Despite these uncertainties in our revenue patterns, our operating expenses are based upon anticipated revenue levels and are incurred on an approximately ratable basis throughout a quarter. As a result, if expected revenues are deferred or otherwise not realized in a quarter for any reason, our business, operating results and financial condition would be materially adversely affected. Moreover, such factors could cause our operating results in a given quarter to be below the expectations of public market analysts and investors. In either case, the price of our common stock could be materially adversely affected.

Because of the technical nature of our business, our intellectual property is extremely important to our business, and adverse changes to our intellectual property would harm our competitive position.

         We believe that our success depends, in part, on our ability to protect our proprietary rights and technology. Historically, we have not had any patents and have relied primarily on a combination of copyright, trademark and trade secret laws, employee confidentiality and invention assignment agreements, distribution and OEM software protection agreements and other methods to safeguard our technology and software products. We have several issued patents and pending patent applications, and we possess rights to several issued and pending patents, as well as non-exclusive licenses to other intellectual property. We face risks associated with our intellectual property, including the following:

o        pending patent applications may not be issued;

o intellectual property laws may not protect our intellectual property rights;

o third parties may challenge, invalidate, or circumvent any patent issued to us;

o rights granted under patents issued to us may not provide competitive advantages to us;

o unauthorized third parties may attempt to obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

o third parties may independently develop similar technology or design around any patents issued to us;

o third parties may be issued patents in the future that will adversely affect our plans for developing our products and expanding market share; and

o effective protection of intellectual property rights may be limited or unavailable in some foreign countries in which we operate.

If we fail to meaningfully protect our intellectual property, our business and financial results could be materially and adversely affected.

Our operations could infringe the intellectual property rights of others.

         We cannot assure you that a third party will not assert that our technology violates its intellectual property rights. Particular aspects of our technology could be found to infringe on the intellectual property rights of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or alter our products so that they no longer infringe the rights of others. We cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our products.

We are in an extremely competitive market, and if we fail to compete effectively or respond to rapid technological change, our revenues and market share will be adversely affected.

         Our business environment, and the computer software industry in general, are characterized by intense competition, rapid technological changes, changes in customer requirements and emerging new market segments. Our competitors include many companies that are larger and more established and have substantially more resources than we do. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the markets served by us. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations. In addition, our continued success will be dependent upon our ability to continue to enhance our existing software and services offerings, develop and introduce, in a timely manner, new software products incorporating technological advances and respond to customer requirements. Our present or future competitors may be able to develop products comparable or superior to those offered by us, offer lower price products or adapt more quickly than we do to new technologies or evolving customer requirements. We can make no assurance that we will be successful in developing and marketing new products or enhancements to our existing products on a timely basis or that any new or enhanced products will adequately address the changing needs of the marketplace. If we are unsuccessful in this regard, our business and operating results could be adversely affected.

We design our products to work with various systems, and changes to such systems may render our products incompatible with these systems.

         Our ability to sell our products depends on the compatibility of our products with other software and hardware products. These products may change or new products may appear that are incompatible with our products. If we fail to adapt our products to remain compatible with other vendors' software and hardware products or fail to adapt our products as quickly as our competitors, we may be unable to sell our products.

If we are unable to manage changes in our size successfully, it may divert our resources and harm our operating results.

         Our future operating results will be affected by our ability to sustain and expand our product distribution channels and to manage possible changes in our size, in the form of growth or reductions. Our future results may also be impacted by our ability to execute future acquisitions and integrate the operations of acquired companies with ours, and/or to sell business units or assets that may no longer be strategically integral to future operations. Any further significant changes in our size are likely to continue to place a significant strain on our managerial, operational, financial and other resources. Such possible changes may require us to revise management information, operating, administrative, financial and accounting systems and controls and to maintain close coordination among our research and development, accounting, finance, legal, sales and marketing and customer service and support departments. In addition, we may be required to add, retain or reduce personnel to appropriately support our operations and manage cash flow. Our failure to successfully manage such changes in our size and to develop financial controls and accounting and operating systems or to appropriately add, reduce or retain personnel and manage cash flow would harm our business and financial results.

We depend on our key personnel and may have difficulty attracting and retaining skilled employees.

         Our success depends to a significant degree upon the continued contributions of our key management, marketing, technical and operational personnel. There can be no guarantee that any such employees will remain employees of Convera. In addition, we generally do not utilize employment agreements for our key employees. The loss of the services of one or more key employees could have a material adverse effect on our operating results. We also believe our future success will depend in large part upon our ability to attract and retain additional highly skilled management, technical, marketing, product development, operational personnel and consultants. Competition for such personnel, particularly software developers, professional service consultants and other technical personnel, is intense, and pay scales in the software industry have significantly increased. There can be no assurance that we will be successful in attracting and retaining such personnel.

We may need additional capital in the future and it may not be available on acceptable terms, or at all.

         As of December 31, 2001, we had a balance of cash, cash equivalents and short-term investments which we believe will be sufficient to meet our working capital and capital expenditure requirements for the foreseeable future. However, after that time, we may need to raise additional funds for the following purposes:

o        to fund our operations;

o        to fund any growth we experience;

o        to sustain, enhance and/or expand the range of services we offer;

o        to sustain or increase our promotional and marketing activities; or

o to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition and international expansion activities.


If funds are not available when required or on acceptable terms, our business and financial results could suffer.

We are dependent on international sales, which expose us to foreign political and economic risks that could impede our plans for international expansions and growth.

         A material portion of our revenues is derived from international sales, and we plan to continue to seek opportunities to expand our international operations and sales. Our international operations expose us to a variety of risks that could seriously impede our financial condition and growth. These risks include the following:

o        political, social and economic instability;

o        trade restrictions and changes in tariffs;

o        import and export license requirements and restrictions;

o        fluctuations in currency exchange rates; and

o uncertainty of the effective protection of our intellectual property rights in some foreign countries.

If any of these risks described above materialize, our international sales could decrease and our foreign operations could suffer.

We may be subject to limitations in the use of net operating loss carryforwards.

         As of January 31, 2001, we had net operating loss carryforwards (NOLs) of approximately $80.4 million. The use of these NOLs may be limited by Section 382 of the Internal Revenue Code as a result of previous transactions or subsequent events. Approximately $31.7 million of the NOLs relate to stock option exercises. The tax benefit associated with the stock option exercises will be credited to equity when realized. The realization of the benefits of the NOLs is dependent on sufficient taxable income in future fiscal years. Lack of future earnings, future changes in ownership of Convera or the application of the alternative minimum tax rules could adversely affect Convera's ability to utilize the NOLs.

We may be subject to possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements.

         Our success depends in part on the stability of the economic markets, domestically and internationally. Possible disruption in commercial activities caused by terrorist activity and armed conflict may have a material adverse effect on our operations and financial results.

Allen & Company Incorporated and its affiliates may be able to influence decisions submitted to Convera stockholders for approval.

         As of January 7, 2002, Allen & Company Incorporated, together with its corporate parent, Allen Holding Inc., and its President and Chief Executive Officer, Mr. Herbert A. Allen, owned approximately 55.2% of the outstanding Convera common stock In addition, Mr. Allen, the President and Chief Executive Officer of Allen & Company, Mr. Herbert A. Allen III, an employee of Allen & Company, Mr. Stephen D. Greenberg, an employee of Allen & Company, and Mr. Donald R. Keough, the Chairman of Allen & Company are directors of Convera. As a result of the ownership interest of Allen & Company and its affiliates, it will be able to influence the outcome of matters requiring a stockholder vote, including offers to acquire Convera and elections of directors. Allen & Company may have interests that are different than the interests of other Convera stockholders.

Our stock price may fluctuate which may make it difficult to resell your shares when you want to or at prices you find attractive.

         The market price of our common stock has been highly volatile. This volatility may adversely effect the price of our common stock. You may not be able to resell your shares of common stock following periods of volatility because of the market's adverse reaction to this volatility. We anticipate that this volatility, which frequently affects the stock of software companies, will continue. Factors that could cause such volatility include:

o        quarterly variations in our operating results;

o actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

o        changes in analysts' estimates of our financial performance;

o        general conditions in our industry; and

o        worldwide economic, political and financial conditions.

On occasion, the equity markets, and in particular the markets for software companies, have experienced significant price and volume fluctuations. These fluctuations have affected the market price for many companies' securities even though the fluctuations are often unrelated to the companies' operating performance.

Convera's amended and restated certificate of incorporation, bylaws and Delaware law contain provisions that could discourage a third party from acquiring Convera and consequently decrease the market value of your investment.

         Some provisions of Convera's amended and restated certificate of incorporation and bylaws and of Delaware law could delay or prevent a change of control or changes in Convera's management that a stockholder might consider favorable. Any delay or prevention of a change of control or change in management could cause the market price of Convera's common stock to decline.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and 500 West Madison, Chicago, Illinois, 60661. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where you can find certain information regarding issuers (including Convera). In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Convera. and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

         The following documents filed by us with the SEC are incorporated in this Registration Statement by reference:

         1. The Annual Report of Convera on Form 10-K, for the fiscal year ended January 31, 2001;

         2. The Quarterly Reports of Convera on Form 10-Q, for the fiscal quarters ended April 30, 2001, July 31, 2001 and
                  October 31, 2001;

         3. The Current Reports of Convera on Form 8-K dated February 9, 2001, March 5, 2001, July 3, 2001, August 8, 2001, September
                  21, 2001, December 5, 2001 and January 7, 2002; and

         4. The description of Convera's Common Stock contained in Convera's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 (the "Exchange Act") on November 21, 2000.

         All documents subsequently filed by Convera with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents

         We will undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this prospectus incorporates. Requests for such copies should be directed to: Convera Corporation, 1921 Gallows Road, Suite 200, Vienna, Virginia 22182 (telephone number (703) 761-3700), Attention: Investor Relations.

                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

         This prospectus relates to the sale by Allen & Company of shares of our common stock. The shares being registered are intended to cover shares of common stock that Allen & Company, as a registered securities broker-dealer, may sell from time to time solely as a market maker in the Nasdaq system from among shares of our common stock that Allen & Company (which may be deemed to be an "affiliate" of Convera within the meaning of the Securities Act) has purchased as a Nasdaq market maker from persons other than Convera. In addition to shares of Convera common stock which Allen & Company may hold in its capacity as a Nasdaq market maker, as of January 7, 2002, Allen & Company together with its corporate parent, Allen Holding Inc. and its President and Chief Executive Officer, Mr. Herbert A. Allen, beneficially owned 15,425,106 shares of Convera common stock, representing approximately 55.2% of the common stock outstanding on such date. In addition, Mr. Allen, the President and Chief Executive Officer of Allen & Company, Mr. Herbert A. Allen III, an employee of Allen & Company, Mr. Stephen D. Greenberg, an employee of Allen & Company, and Mr. Donald R. Keough, the Chairman of Allen & Company are directors of Convera. The shares of Convera common stock held by Allen & Company and its affiliates other than in Allen & Company's capacity as a Nasdaq market maker are not covered by this prospectus.

         During the past year, there have been from time to time between 17 and 20 other market makers in our common stock who are unaffiliated with Convera and/or Allen & Company. Convera will pay all the expenses, estimated to be approximately $30,000, in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of Allen & Company.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by this prospectus.

                                  LEGAL MATTERS

         The legality of the issuance of the securities being offered hereby has been passed upon for Convera's predecessor, Excalibur Technologies Corporation, by Werbel & Carnelutti, A Professional Corporation (now known as Heller Ehrman White & McAuliffe LLP), New York, New York.

                                     EXPERTS

         Ernst & Young LLP, independent accountants, have audited our consolidated financial statements as of and for the year ended January 31, 2001 included in our Annual Report on Form 10-K for the year ended January 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of and for the year ended January 31, 2001 are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The consolidated financial statements as of January 31, 2000 and for the years ended January 31, 2000 and 1999 incorporated in this prospectus by reference to the Annual Report of Convera on Form 10-K for the year ended January 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

         Securities and Exchange Commission Registration Fee......      $ 5,533
         Accounting Fees*.........................................      $ 5,000
         Legal Fees and Disbursements*............................      $15,000
         Miscellaneous*...........................................      $ 4,467
                                                                        -------
                          Total...................................      $30,000
                                                                        =======
---------------
* Estimated


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under
Section 145.

         Certificate of Incorporation and Bylaws. The Registrant's Bylaws provide, pursuant to Section 145 of the GCL, for indemnification of officers, directors, employees and agents of the Registrant and persons serving at the request of the Registrant in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Registrant or such other business organizations. Additionally, the Bylaws provide for such indemnification to continue as to such persons even after they have ceased holding their position with the Registrant.


ITEM 16.  EXHIBITS.

EXHIBIT NO        DESCRIPTION

    5.1 Opinion of Werbel & Carnelutti, A Professional Corporation (now known as Heller Ehrman White & McAuliffe LLP).*
    23.1          Consent of Ernst & Young LLP.
    23.2          Consent of PricewaterhouseCoopers LLP.
    23.3 Consent of Werbel & Carnelutti, A Professional Corporation (now known as Heller Ehrman White & McAuliffe LLP) (contained in opinion filed as Exhibit 5.1).*
    24.1          Power of Attorney.
------------------------
* Previously filed.


ITEM 17. UNDERTAKINGS.

A.       The undersigned Convera Corporation hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i)      To include any prospectus required by section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Convera Corporation pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of Convera Corporation's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Convera Corporation pursuant to the provisions described under Item 14 above, or otherwise, Convera Corporation has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Convera Corporation of expenses incurred or paid by a director, officer or controlling person of Convera Corporation in the successful defense of any action, suit or proceeding) is asserted against Convera Corporation by such Director, officer or controlling person in connection with the securities being registered, Convera Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Convera Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Vienna, Virginia, on January 16, 2002.

                                          CONVERA CORPORATION


                                          By  /s/ Patrick C. Condo
                                          -------------------------------------
                                          Patrick C. Condo
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick C. Condo his/her true and lawful attorney-in-fact, acting alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                     CAPACITY                         DATE
---------                     --------                         ----

/s/ Patrick C. Condo          President and Chief Executive    January 16, 2002
-------------------------      Officer (Principal Executive
Patrick C. Condo               Officer)

/s/ Ronald J. Whittier        Chairman                         January 16, 2002
-------------------------
Ronald J. Whittier

/s/ Christopher M. Mann       Chief Financial Officer          January 16, 2002
-------------------------      (Principal Financial and
Christopher M. Mann            Accounting Officer)

/s/ Herbert A. Allen          Director                         January 16, 2002
-------------------------
Herbert A. Allen

/s/ Herbert A. Allen III      Director                         January 16, 2002
-------------------------
Herbert A. Allen III

/s/ Robert A. Burgelman       Director                         January 16, 2002
-------------------------
Robert A. Burgelman

/s/ Stephen D. Greenberg      Director                         January 16, 2002
-------------------------
Stephen D. Greenberg

/s/ Donald R. Keough          Director                         January 16, 2002
-------------------------
Donald R. Keough

                               CONVERA CORPORATION
                                  EXHIBIT INDEX

EXHIBIT NO        DESCRIPTION

    5.1 Opinion of Werbel & Carnelutti, A Professional Corporation (now known as Heller Ehrman White & McAuliffe LLP).*
    23.1          Consent of Ernst & Young LLP.
    23.2          Consent of PricewaterhouseCoopers LLP.
    23.3 Consent of Werbel & Carnelutti, A Professional Corporation (now known as Heller Ehrman White & McAuliffe LLP) (contained in opinion filed as Exhibit 5.1).*
    24.1          Power of Attorney.
------------------------
* Previously filed.

                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-34705) and related Prospectus of Convera Corporation for the registration of 2,000,000 shares of is common stock and to the incorporation by reference therein of our report dated March 2, 2001, with respect to the consolidated financial statements of Convera Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2001 filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP


McLean, Virginia
January 15, 2002

                                                                   EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Convera Corporation (No. 333-34705) of our report dated March 8, 2000 relating to the financial statements of Excalibur Technologies Corporation and its subsidiaries as of January 31, 2000 and for the years ended January 31, 2000 and 1999, which appears in Convera Corporation's Annual Report on Form 10-K for the year ended January 31, 2001. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


McLean, Virginia
January 15, 2002